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                                                                    EXHIBIT 23.6


Robert W. Baird & Co. Incorporated ("Baird") hereby consents to the inclusion in the Joint Proxy Statement/Prospectus of Union Planters Corporation and First Mutual Bancorp, Inc., as a part of this Registration Statement on Form S-4 of Union Planters Corporation, of its opinion dated November 16, 1998, and to the references made to Baird in the sections of such Proxy Statement/Prospectus entitled "The Merger - Background of the Merger," "The Merger - Reasons for the Merger" and "Opinion of First Mutual's Financial Advisor." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations and regulations of the Securities and Exchange Commission promulgated thereunder.



                                     /s/ ROBERT W. BAIRD & CO. INCORPORATED

November 20, 1998